MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

              PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Digital Yearbook Inc, of our report dated September 4, 2007 on our audit of the financial statements of Digital Yearbook Inc as of August 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception June 5, 2007 through August 31, 2007 for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

September 27, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501